Exhibit 99.2

Pharmasset, Inc. 303-A College Road East Princeton, NJ 08540 U.S.A. Phone: (609) 613-4100 Fax: (609) 613-4150 www.pharmasset.com Nasdaq: VRUS

Pharmasset Prices Underwritten Offering of Common Stock

PRINCETON, NJ – (January 28, 2010) – Pharmasset, Inc. (Nasdaq: VRUS) announced today the pricing of an underwritten offering of 1,600,000 shares of its common stock at a price of $18.75. After the underwriting discount and estimated offering expenses, Pharmasset expects to receive net proceeds of approximately $28.6 million. In addition, Pharmasset has granted the underwriter a 30-day option to purchase up to an additional 230,400 shares of its common stock. The offering is expected to close on February 2, 2010, subject to customary closing conditions. Leerink Swann LLC served as sole book-running manager for the offering.

The shares described above are being offered by Pharmasset pursuant to registration statements previously filed with and subsequently declared effective by the Securities and Exchange Commission.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. Copies of the prospectus supplement and accompanying base prospectus relating to this offering may be obtained by calling Leerink Swann, toll free, at 1-800-808-7525, Ext. 4814.

About Pharmasset

Pharmasset is a clinical-stage pharmaceutical company committed to discovering, developing and commercializing novel drugs to treat viral infections. Pharmasset’s primary focus is on the development of oral therapeutics for the treatment of hepatitis C virus (HCV) and, secondarily, on human immunodeficiency virus (HIV).

Contact

Richard E. T. Smith, Ph.D.

VP, Investor Relations and Corporate Communications

richard.smith@pharmasset.com

Office: +1 (609) 613-4181

Forward-Looking Statements

Pharmasset “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release that are not historical facts, including without limitation, statements regarding the proposed closing of the public offering, are “forward-looking statements” that involve risks and uncertainties, including, without limitation, the risk that adverse events could cause the cessation or delay of the closing of the proposed public offering or of any of the ongoing or planned clinical trials and/or our development of our product candidates, the risk that the results of previously conducted studies involving our product candidates will not be repeated or observed in ongoing or future studies involving our product candidates, the risk that our collaboration with Roche will not continue or will not be successful, and the risk that any one or more of our product candidates will not be successfully developed and commercialized. For a discussion of these and other risks and uncertainties, any of which could cause our actual results to differ from those contained in the forward-looking statements, see the section of our Annual Report on Form 10-K for the fiscal year ended September 30, 2009 filed with the Securities and Exchange Commission entitled “Risk Factors” and discussions of potential risks and uncertainties in our subsequent filings with the Securities and Exchange Commission.